UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report – March 16, 2018

(Date of earliest event reported)

BEMIS COMPANY, INC.

(Exact name of Registrant as specified in its charter)

Commission File Number 1-5277

Missouri	43-0178130
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

One Neenah Center, 4th Floor, P.O. Box 669, Neenah, Wisconsin  54957-0669

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code:   (920) 527-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01              Entry into a Material Definitive Agreement.

On March 16, 2018, Bemis Company, Inc. (the “Company”) entered into an agreement (the “Agreement”) with Starboard Value LP and certain of its affiliates signatory thereto (collectively, “Starboard”).  The Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Pursuant to the Agreement, and concurrently with the execution of the Agreement, the Company: (i) increased the size of the Company’s board of directors (the “Board”) to fifteen; (ii) elected Guillermo Novo, Marran H. Ogilvie, George W. Wurtz III and Robert H. Yanker (collectively, the “New Directors”) to the Board; and (iii) formed a Finance and Strategy Committee.  Additionally, the Company agreed to, among other things, nominate the New Directors for re-election at the 2018 annual meeting of shareholders (the “2018 Annual Meeting”) alongside the other continuing members of the Board.

With respect to the 2018 Annual Meeting, Starboard agreed to, among other things, vote in favor of the Company’s director nominees and, subject to certain conditions, vote in accordance with the Board’s recommendation on all other proposals.  Starboard also agreed not to submit director nominations or proposals at the 2018 Annual Meeting. Following the 2018 Annual Meeting, the Board will be comprised of thirteen directors.

Starboard also agreed to certain customary standstill provisions, effective as of the date of the Agreement through the earlier of (x) 15 business days prior to the shareholder nomination deadline for the Company’s 2019 annual meeting of shareholders and (y) 100 days prior to the anniversary of the 2018 Annual Meeting (the “Standstill Period”), prohibiting it from, among other things: (i) soliciting proxies; (ii) joining any “group” or voting arrangement; (iii) proposing certain extraordinary transactions or encouraging third parties to do so; (iv) calling or seeking to call an extraordinary general meeting of the Company’s shareholders; (v) seeking board representation other than as provided in the Agreement; and (vi) influencing third parties with respect to the voting or disposition of the Company’s common shares.

The Company and Starboard also made certain customary representations, agreed to mutual non-disparagement provisions and agreed to issue the press release attached hereto as Exhibit 99.1.

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the Agreement, on March 16, 2018, the Company elected the New Directors to the Board, effective immediately.  Ms. Ogilvie and Mr. Yanker, in addition to incumbent directors David S. Haffner and Philip G. Weaver, were appointed to the newly formed Finance and Strategy Committee.  The New Directors will receive the Company’s standard compensation for non-employee directors, as described in the Company’s proxy statement for its 2017 Annual Meeting of Shareholders, which was filed on March 17, 2017.

In connection with setting the size of the Board effective at the 2018 Annual Meeting at thirteen, the Company announced that Ronald J. Floto and William L. Mansfield will retire from the Board at the end of their current terms and not stand for reelection at the 2018 Annual Meeting, such that following the 2018 Annual Meeting, the size of the Board will be thirteen.

Other than as described in Item 1.01 above, there are no arrangements or understandings between any of the New Directors and any other person pursuant to which they were selected as directors, except that each of Ms. Ogilvie and Messrs. Wurtz and Yanker received $25,000 from Starboard in connection with his or her nomination.

Item 9.01              Financial Statements and Exhibits.

(d) Exhibits.

10.1                        Agreement by and between Bemis and Starboard, dated March 16, 2018.

99.1                        Press Release, dated March 16, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BEMIS COMPANY, INC.

By	/s/ Sheri H. Edison
Sheri H. Edison, Senior Vice President, Chief Legal Officer and Secretary

Date: March 16, 2018